                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
[X]  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              HYCOR BIOMEDICAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                        HYCOR BIOMEDICAL INC.
[HYCOR LOGO]                                            18800 Von Karman Ave.
                                                        Irvine, CA 92612-1517


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1997


         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hycor Biomedical Inc. (the "Company") will be held at its principal executive offices, located at 18800 Von Karman Avenue, Irvine, California 92612-1517 on May 29, 1997 at 9:00 a.m., for the following purposes:

         1. To elect the 7 nominees named in the accompanying Proxy Statement as directors to serve for the ensuing year and until their successors are elected and qualified; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on April 9, 1997 will be entitled to notice of and to vote at the meeting. A list of stockholders will be available for inspection at the meeting and, for ten days prior thereto, at Hycor's corporate offices at the address set forth above.

         Your attention is directed to the proxy statement submitted with this notice.


                                             By order of the Board of Directors.


                                             Reginald P. Jones
                                             Secretary



Irvine, California
April 20, 1997




WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES.

                             HYCOR BIOMEDICAL INC.
                            18800 VON KARMAN AVENUE
                         IRVINE, CALIFORNIA 92612-1517

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 29, 1997

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Hycor Biomedical Inc. (the "Company") to be voted at the Annual Meeting of Stockholders of the Company to be held on May 29, 1997, at the Company's principal executive offices, located at 18800 Von Karman Avenue, Irvine, California 92612-1517 at 9:00 a.m. and at any adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described herein. The approximate date on which this Proxy Statement and the enclosed form of proxy are first being sent or given to stockholders is April 20, 1997.

Voting Rights and Solicitation of Proxies
-----------------------------------------

         The Board of Directors of the Company has fixed the close of business on April 9, 1997, as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting (the "Record Date"). At the Record Date, the Company had outstanding 7,088,558 shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock entitles the record holder on the Record Date to one vote on all matters. With respect to the election of directors only, stockholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees.

         Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking it or (ii) a duly executed proxy bearing a later date. A stockholder who is present at the Annual Meeting may revoke his proxy and vote in person if he so desires.

         All shares represented by a properly executed proxy received in time for the Annual Meeting and not revoked will be voted as directed. If no directions are specified, the shares represented by such proxy will be voted
(i) "FOR" the election of the Board of Directors' seven nominees for director and (ii) at the discretion of the persons named as proxies on all other matters which may properly come before the Annual Meeting.

         A majority of the outstanding shares of Common Stock entitled to vote must be represented in person or by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. The candidates for election as directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy, entitled to vote and actually voting at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy, entitled to vote and actually voting on each of the proposals is required for the adoption or ratification for each proposal. Abstentions will be counted as votes against any of the proposals as to which a stockholder abstains, but non-votes will have no effect on the voting with respect to any proposal as to which there is a non-vote. A non-vote may occur when a nominee holding shares of Common Stock for a beneficial owner does not vote on a proposal because such nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

                             ELECTION OF DIRECTORS


     The Board of Directors has set at seven (7) the number of directors constituting the Board of Directors for the ensuing year, and has nominated the seven (7) individuals named in the table below to serve as members of the Board of Directors until the next annual meeting and until their successors are elected and qualified or until their earlier resignation or removal. All of the nominees have consented to being named herein and have indicated their intention to serve if elected. If at the time of the Annual Meeting of Stockholders any of such nominees should be unable to serve, the persons named in the Proxy will vote for the election of such person or persons as may be designated by the present Board of Directors; alternatively, the Board of Directors may reduce the number of authorized directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required. A plurality of the votes of the shares present in person or represented by proxy at the meeting, entitled to vote and actually voting is required to elect the nominees.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR ALL SEVEN NOMINEES.


                               Year
                               First            Principal Occupation and Other
Name                           Elected          Information Concerning Nominee
----                           -------          ------------------------------
Richard D. Hamill                1983           Chairman of the Board since September 1990, Chief
Age 58                                          Executive Officer since February 1985, President
                                                since  August 1983, Hycor Biomedical Inc.

Samuel D. Anderson               1987           General business consultant since May 1991;
Age 61                                          President, Trancel Corporation (a pharmaceutical
                                                company) from March 1990 until April 1991; Director
                                                from March 1984 until December 1991, Chairman of the
                                                Board from October 1988 to March 1990, President and
                                                Chief Executive Officer from March 1984 to October
                                                1988, Alpha Therapeutics Corporation (a
                                                pharmaceutical company).

David S. Gordon                  1981           Vice President, Business Development, Physician
Age 55                                          Reliance Network, Inc. (a physician practice
                                                management company) from October 1995 until December
                                                1996. Vice President, U.S. Clinical Research, The
                                                Liposome Company (a pharmaceutical company) from
                                                March 1993 until September 1995; Director Clinical
                                                Research-Hematologics, R. W. Johnson Pharmaceutical
                                                Research Institute from November 1990 until February
                                                1993; Chairman of the Board from April 1981 to
                                                September 1990, Chief Scientific Officer from
                                                February 1985 to November 1990, Chief Executive
                                                Officer from April 1981 to February 1985, Hycor
                                                Biomedical Inc.

                           Year
                           First                Principal Occupation and Other
Name                       Elected              Information Concerning Nominee
----                       -------              ------------------------------
Reginald P. Jones            1986               Senior Vice President since January 1988, Chief
Age 50                                          Financial Officer and Secretary since 1985, Treasurer
                                                since 1982, Hycor Biomedical Inc.


James R. Phelps              1984               Partner, Hyman, Phelps and McNamara, P.C. (a law firm)
Age 58                                          since January 1980.



Richard E. Schmidt           1996               Chairman since September 1991,  Chief Executive Officer
Age 65                                          and President, Newport Corporation (a precision
                                                research equipment company) from  September 1991 until
                                                June 1996; Chairman, Chief Executive Officer and
                                                President of Milton Roy Corporation (an analytical
                                                instrument company) since 1984.



David A. Thompson            1995               Chief Executive Officer, Diagnostics Marketing
Age 55                                          Strategy, Inc. (a marketing consulting firm) since
                                                October 1996; President, Diagnostics  Division, and
                                                Senior Vice President, Diagnostic Operations,  Abbott
                                                Laboratories, Inc. (a pharmaceutical and diagnostic
                                                company) from 1990 until June 1995; various other
                                                executive positions with Abbott Laboratories since
                                                1964.



Board Meeting Attendance and Committees
---------------------------------------

     The Board of Directors held a total of four meetings during 1996. All directors attended at least 75% of all meetings of the Board and the committees of the Board on which they served.

     The Compensation Committee of the Board, composed of Messrs. Thompson, Anderson and Phelps, acts for the Board in determining the executive compensation program with respect to salary, bonuses, benefits and other compensation matters. It also administers the Company's stock option plans. This committee met once during 1996.

     The Audit Committee of the Board, composed of Messrs. Schmidt and Gordon, acts for the Board in overseeing the Company's accounting practices, recommending the independent public accountants for appointment by the Board, monitoring the adequacy of internal accounting practices and reviewing significant changes in accounting policies. This committee met twice in 1996.

     The Nominating Committee, composed of Messrs. Gordon, Hamill and Phelps, considers and makes recommendations to the full Board of Directors for its approval of individual candidates to be nominated by management for election to the Board of Directors at the Annual Meeting of Stockholders. This committee met once in 1996.

     The Nominating Committee will consider proposals for nominees for the Board of Directors suggested by stockholders. Such recommendations should be submitted in writing to the Corporate Secretary at the address set forth on the first page of this proxy statement and must be received not less than 120 calendar days in advance of the date of the Company's proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders. The stockholder should specify the name of each proposed nominee and should set forth detailed biographical information. A person to be considered for nomination to the Board of Directors should, among other things, have the ability to exercise sound business judgment, have had such broad personal and professional experience as to enable him or her to make productive contributions to the deliberation of the Board of Directors, and be a recognized leader in his or her profession.

Compensation of Directors
-------------------------

     All non-employee directors receive an annual retainer of $9,000 and a fee of $500 for each Board, Audit and Compensation Meeting attended for services as directors of the Company and are reimbursed for reasonable travel expenses incurred in connection with each meeting attended.

     Each non-employee director is eligible to receive stock options under the Company's Nonqualified Stock Option Plan for Non- Employee Directors (the "Plan"), a non-discretionary formula stock option plan. Each director who is a non-employee director and who holds office immediately after the Company's annual meeting of stockholders receives an option to purchase 6,000 shares of Common Stock. The Plan also provides an automatic one-time only grant of an option to purchase 4,000 shares of Common Stock to new non-employee directors on the date such director first assumes the duties of a director. The price per share at which an option may be exercised is the fair market value per share on the date the option is granted and each option granted shall vest pro rata over a three-year period. In the event that the Company enters into a merger (other than a merger in which the Company is the surviving corporation and under the terms of which the Common Stock is unchanged), consolidation, sale or transfer of substantially all of its assets, or liquidation during the term of an option, the option shall become exercisable with respect to the full number of shares subject thereto during the period of 30 days prior to the closing date of such transaction; provided, however, the exercise of any portion of the option that would otherwise not be exercisable at the closing date of such transaction shall be contingent on the closing of the transaction.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to shares of Common Stock of the Company beneficially owned by (1) all persons known to the Company to own beneficially more than 5% of the Company's Common Stock; (2) each person who is a director or a nominee for director; (3) each of the executive officers named in the Summary Compensation Table herein; and (4) all directors and executive officers of the Company as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person specified is as supplied or confirmed by such person.


                                   Shares of Common Stock
                                    Beneficially Owned as          Percent of
Name                              of March 13, 1997 (1)(12)         Class (1)
----                              -------------------------       -----------
Fenimore Asset Mgmt, Inc.             1,337,000      (2)               18.9
Brinson Partners, Inc.                  632,086      (3)                8.9
Dimensional Fund Advisors, Inc.         472,414      (4)                6.7
The TCW Group, Inc.                     372,493      (5)                5.3
Richard D. Hamill                       374,866      (6)                5.2
Samuel D. Anderson                       76,000                         1.1
David S. Gordon                         248,864      (7)                3.5
Reginald P. Jones                       309,855      (8)                4.3
James R. Phelps                          63,400                          *
Richard E. Schmidt                            0                          *
David A. Thompson                        11,333                          *
Nelson F. Thune                         177,990      (9)                2.5
Thomas M. Li                              8,255                          *
W. Barry McDonald                        50,289     (10)                 *
All executive officers and            1,320,852     (11)               17.3
directors as a group
(10 persons)

Footnotes

-----------------------------------------
*        Indicates less than one percent.

(1) Includes shares subject to stock options which the following have the right to acquire within sixty days of March 13, 1997; Dr. Hamill, 145,333 shares; Mr. Anderson, 63,000 shares; Dr. Gordon, 18,000 shares; Mr. Jones, 129,492 shares; Mr. Phelps, 28,000 shares; Mr. Thompson, 1,333 shares, Mr. Thune, 127,991 shares; Dr. Li, 3,750 shares; Mr. McDonald, 48,000 shares; and all executive officers and directors as a group, 564,899 shares.

(2) Fenimore Asset Management, Inc. ("FAM"), 118 N. Grand St., Cobleskill, NY 12043, filed an amended Schedule 13G on or about January 22, 1997, on behalf of itself, an investment advisor, registered under Section 203 of the Investment Advisors Act of 1940. FAM has shared voting and disposition power over 1,337,000 shares.

(3) Brinson Partners, Inc. ("BPI"), 209 South LaSalle, Chicago, Illinois 60604, filed a joint amended Schedule 13G with the Securities and Exchange Commission on or about February 12, 1997, on behalf of (i) itself, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940; (ii) Brinson Trust Company ("BTC"), a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and a wholly owned subsidiary of BPI; (iii) Brinson Holdings, Inc. ("BHI"), a Parent Holding

Footnotes for preceding page
-----------------------------------

         Company of which BPI is a wholly owned subsidiary;  (iv) SBC Holding
         (USA), Inc. ("SBCUSA"), a Parent Holding Company of which BHI is a wholly owned subsidiary; and (v) Swiss Bank Corporation ("SBC"), a Parent Holding Company of which SBCUSA is a wholly owned subsidiary. BPI has shared voting and dispositive power over 632,086 shares and BTC has shared voting and dispositive power over 184,254 shares.

 (4) Dimensional Fund Advisors, Inc. ("DFA"), 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401, filed a 13G with the Securities and Exchange Commission on or about February 5, 1997 on behalf of (i) itself, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940; (ii) Investment Dimension Group, Inc. ("Group"), a registered open-end investment company; and (iii) DFA Investment Trust Company ("Trust"), a Delaware business trust. DFA has sole voting power on 325,198 shares, shared voting power over 147,216 shares and sole dispositive power over 472,414 shares; Group and Trust have shared voting power over 69,916 and 77,300, respectively.

 (5) The TCW Group, Inc. ("TCW") 865 South Figueroa Street, Los Angeles, California 90017, filed a Schedule 13G with the Securities and Exchange Commission on or about February 12, 1997, on behalf of itself as the Parent Holding Company of Trust Company of the West, a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934.
         TCW has sole voting and dispositive power over 372,943 shares.

 (6) Includes 183,180 shares held by R.D. Hamill and M.L. Hamill as trustees for The Hamill Trust, 1996; 42,000 shares held by Dr. Hamill's father-in-law's trust that his spouse is a trustee; and 4,353 shares held by 401(k) Plan.

 (7) Includes 11,400 shares held by Dr. Gordon's wife and dependent children.

 (8) Includes 171,026 shares held by R. P. Jones and J. Jones as Trustees for the Jones Family Trust; 6,000 shares held by dependent children; and 3,337 shares held by 401(k) Plan.

 (9)     Includes 2,944 shares held by 401(k) Plan.

 (10)    Includes 1,135 shares held by 401(k) Plan.

 (11)    Includes 11,769 shares held by 401(k) Plan.

 (12) Under the terms of the Company's 401(k) Plan, a committee of three persons has the power to direct the trustee to vote all shares held pursuant to the 401(k) Plan.

                               EXECUTIVE OFFICERS


     The following table identifies, and contains certain information concerning, the Company's executive officers as of the date of this Proxy Statement. Executive officers are appointed by and serve at the pleasure of the Board of Directors. Except for Dr. Li, each executive officer is currently serving pursuant to an employment agreement. See "Executive Compensation - Employment Agreements."

Name                      Age   Information Concerning Officer
----                      ---   --------------------------------
Richard D. Hamill         58    Chairman of the Board since September 1990,
                                Chief Executive Officer since February 1985,
                                President since August 1983. Dr. Hamill is
                                also a director of the Company, a position which
                                he has held since 1983.

Reginald P. Jones         50    Senior Vice President since January 1988, Chief
                                Financial Officer since May 1985, Secretary
                                since June 1985, Treasurer since August 1982.
                                Mr. Jones is also a director of the Company,
                                a position which he has held since 1986.

W. Barry McDonald         49    Senior Vice President, Marketing and Business
                                Development since May 1992;  President and
                                Chief Executive Officer of Photest Diagnostics,
                                Inc. (a medical diagnostics company) from
                                January 1987 until November 1991.

Nelson F. Thune           51    Senior Vice President, Operations and Planning
                                since February 1991, Vice President,
                                Operations from January 1985 to February 1991.

Thomas M. Li              50    Vice President, Research and Development since
                                April 1995; Senior Development Manager, Syva
                                Company (a medical diagnostic company) from
                                January 1991 to March 1995.



                             EXECUTIVE COMPENSATION


Summary of Cash and Certain Other Compensation
----------------------------------------------

     The following table sets forth information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services in all capacities to the Company for the fiscal years ended December 31, 1996, 1995 and 1994.

                           SUMMARY COMPENSATION TABLE




                                                         Long-Term
                                                         Compensation
                          Annual Compensation (1)        Awards
                          -----------------------        ------------
                                                         Securities
                                                         Underlying    All Other
Name and                          Salary     Bonus       Options/     Compensation
Principal Position        Year    ($)(2)      ($)        SARs (#)        ($)(3)
---------------------------------------------------------------------------------
Richard D. Hamill         1996    237,667      -0-       174,000          12,102
 Chairman, President,     1995    228,275   61,634        20,000          10,233
 Chief Executive          1994    219,771   76,447        20,000           8,353
 Officer

Reginald P. Jones         1996    176,236      -0-        96,000           5,744
 Senior Vice President,   1995    171,611   36,038        13,000           4,393
 Chief Financial          1994    164,833   44,596           -0-           2,422
 Officer

Thomas M. Li (4)          1996    149,852      -0-        58,500           1,500
 Vice President,          1995    105,959   22,251        15,000             -0-
 Research & Development   1994        -0-      -0-           -0-             -0-

W. Barry McDonald         1996    154,829      -0-        61,500           6,182
 Senior Vice President,   1995    150,793   31,667        12,000           3,111
 Marketing & Business     1994    144,808   39,178           -0-           2,297
 Development

Nelson F. Thune           1996    154,829      -0-        61,500           5,522
 Senior Vice President,   1995    150,793   31,667        12,000           4,601
 Operations & Planning    1994    144,868   39,194           -0-           2,169

Footnotes
---------------------

(1) None of the named individuals received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his reported annual salary and bonus.

(2) Includes employee deferrals under the Company's Incentive Profit Sharing Plan, a deferred compensation plan under Section 401(k) of the Internal Revenue Code (the "401(k) Plan").

(3)      The amounts disclosed in this column for 1996 include:
         (a) Company contributions of cash and common stock under the 401(k) Plan made on behalf of Messrs. Hamill, Jones, Li, McDonald and Thune in the amounts of $4,935, $4,996, $1,500, $5,434 and $4,774, respectively, and 171, 171, 0, 171 and 171 shares, respectively. The dollar value of the shares is included in the table and was calculated based on the fair market of such shares at the time acquired by the Plan.
         (b) Payment by the Company of premiums for term life insurance on behalf of Dr. Hamill in the amount of $6,419.

(4) Dr. Li became an executive officer in April 1995, and accordingly no executive compensation is reported for 1994.

Employment Agreements
---------------------

     The Company is a party to employment agreements with Messrs. Hamill, Jones, McDonald and Thune. The principal features of such agreements are described below.

     Dr. Hamill is employed as Chairman, President and Chief Executive Officer of the Company pursuant to an employment agreement which commenced January 1, 1991, and which provides for an annual base salary of not less than $180.000. The agreement automatically renews for successive one-year terms after December 31 of each year unless written notice of either party's intention not to renew is given at least six months prior to expiration of the term. The agreement was automatically renewed for 1997. Dr. Hamill also receives $700,000 of term life insurance payable to a beneficiary designated by him and is provided the use of a Company owned automobile. In addition, under the terms of the agreement, in the event of the termination of Dr. Hamill's employment (other than on account of death or for cause as defined in the agreement), or Dr. Hamill's election to resign with good cause, within one year after a change in control of the Company, Dr. Hamill will be entitled to receive severance pay in an amount equal to twenty-four times his then monthly salary. Such amount would be in addition to any other amounts otherwise payable to Dr. Hamill under any benefit plans of the Company. A change in control of the Company would be deemed to occur if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities or if specified changes in the composition of the Company's Board of Directors occurs. The Company can also terminate the agreement at any time "without cause" by paying Dr. Hamill a lump severance benefit equal to twenty months base salary at the time of termination. The agreement also provides for certain payments upon Dr. Hamill's death or incapacity.

     The Company also has entered into a three-year employment agreement with Messrs. Jones and Thune, under which each is employed as a Vice President of the Company. These agreements, which commenced December 1, 1991, provide for base salaries of not less than $136,000 and $121,500 per annum, respectively. Each agreement provides that the termination date will be automatically renewed for successive one-year terms unless written notice of either party's intention not to renew is given at least three months prior to expiration of the term. These agreements were automatically renewed in 1996. In addition, in the event the Company terminates the employment (other than on account of death or for cause), of Messrs. Jones or Thune, such individual will be entitled to receive severance pay in the amount equal to twelve times his then monthly salary. Each agreement also provides for certain payments upon the death or incapacity of such individual.

     The Company also has entered into a three-year employment agreement with Mr. McDonald under which he is employed as a Vice President of the Company.
This agreement, which commenced May 4, 1992, provides that Mr. McDonald shall be employed for a base salary of $130,000 per annum. The agreement will be automatically renewed for successive one-year terms unless written notice of either party's intention not to renew is given at least three months prior to expiration of the term. This agreement was automatically renewed in 1996. In addition, in the event the Company terminates his employment (other than on account of death or for cause), Mr. McDonald will be entitled to receive severance pay in the amount equal to nine times his then monthly salary. The agreement also provides for certain payments upon Mr. McDonald's death or incapacity.

Stock Options
-------------

     The following table sets forth information, with respect to the named executive officers, concerning the grant of stock options under the Company's stock option plans during the last fiscal year.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                                        Potential
                                                                                        Realizable
                                                                                        Value at
                                                                                        Assumed Rates
                                                                                        of Stock Price
                                                                                        Appreciation for
                         Individual Grants                                              Option Term (4)
----------------------------------------------------------------------------------      ----------------
                    Number of         % of Total
                    Securities        Options/SARs
                    Underlying        Granted to       Exercise
                    Options/SARs      Employees        or Base
                    Granted           in Fiscal        Price
Name                (#)(1)(3)         Year             ($/Sh)      Expiration Date       5%           10%
----------------------------------------------------------------------------------      --------------------
R. D. Hamill          174,000(2)         28.9          $4.63           2/28/06          $506,650  $1,283,951
R. P. Jones            96,000(2)         16.0           4.63           2/28/06           279,531     708,387
T. M. Li               58,500(2)          9.7           4.63           2/28/06           170,339     431,673
W. B. McDonald         61,500(2)         10.2           4.63           2/28/06           179,075     453,810
N. F. Thune            61,500(2)         10.2           4.63           2/28/06           179,075     453,810



(1) The Company did not grant any stock appreciation rights (SARs) during the last fiscal year.

(2) Incentive stock options were granted under the 1992 Incentive Stock Plan and the 1988 Long-Term Incentive Plan and vest 50% in year 6 and 100% in year 7. Earlier vesting is possible, based on increases in the market price of the Company's common stock as follows: 25% vests at $5.79, 50% vests at $6.95, 75% vests at $8.10 and 100% vests at
         $9.26.

(3) In the event that the Company enters into a merger (other than a merger in which the Company is the surviving corporation and under the terms of which the Common Stock is unchanged), consolidation, sale or transfer of substantially all of its assets, or liquidation during the term of the option, the option shall become exercisable with respect to the full number of shares subject thereto for a period of 30 days prior to the closing date of such transaction; provided, however, the exercise of any portion of the option that would otherwise not be exercisable at the closing date of such transaction shall be contingent on the closing of the transaction.

(4) Potential realizable value is based on an assumption that the stock price of the common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. Such amounts are based on the assumption that the named persons hold the options for their full term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

The following table sets forth information, with respect to the named executive officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.


            AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND
                            FY-END OPTION/SAR VALUES


               Shares                        Number of Securities
              Acquired                     Underlying Unexercised             Value of Unexercised
                 on           Value            Options/SARs                 In-the-Money Options/SARs
              Exercise      Realized       at Fiscal Year-End (#)           at Fiscal Year-End ($)(2)
Name            (#)         ($) (1)      Exercisable/Unexercisable          Exercisable/Unexercisable
----          --------      --------     -------------------------          -------------------------
R.D.Hamill     25,000        75,063        155,333         199,000            49,030              -0-

R.P.Jones      12,000        36,030        138,242         105,750            77,611              -0-

T.M. Li           -0-           -0-          3,750          69,750               -0-              -0-

W.B.McDonald      -0-           -0-         45,000          70,500               -0-              -0-

N.F.Thune       9,000        27,023        129,991          70,500            51,298              -0-


(1) Market value of common stock at exercise date, minus the exercise price.

(2) Calculated based upon the closing price of common stock at 12/31/96 minus the option exercise price.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph which follow shall not be deemed to be incorporated by reference into any such filings.

     The executive compensation program is administered by the Compensation Committee of the Company's Board of Directors (the "Committee") which is comprised of the individuals listed below. All of the members of the Committee are outside directors of the Company. The Committee is responsible for all compensation matters applicable to the Company's executive officers including developing, administering and monitoring the compensation policies.

     The Committee has retained the services of an independent compensation consulting firm to assist in its evaluation of the key elements of the Company's compensation program. The compensation consultant provides advice to the Committee with respect to competitive practices and the reasonableness of compensation paid to the executives of the Company. The Committee reviews surveys and other data supplied by the consultant in the course of its deliberations relating to compensation proposals and in its evaluations of the particular needs of the Company and each executive's performance.

     Compensation and Overall Objectives. The general goals and objectives of the Company's compensation program are to:

             . Provide incentives for the Company's management to create value for the Company's stockholders;

             . To attract, retain and motivate a quality, performance-oriented management team;

             . Position executive compensation at the median levels when compared to companies with similar size, organization structure, product cycle and industry; and

             . Create long-term incentives which are tied to the Company's long-term growth financial success and stockholder value.

     In designing and administering the individual elements of the executive compensation program, the Committee strives to balance short- and long-term incentive objectives and employ prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive payments.

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million in any taxable year for compensation paid to individual executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. While the compensation program provides pay levels unlikely to reach or exceed the limit for any of the executive officers, the Committee believes a substantial portion of the compensation program would be exempted from the $1 million deduction limitation. The Committee's present intention is to qualify, to the extent reasonable, the substantial portion of the executive officers' compensation for deductibility under applicable tax laws.

     Base Salaries.   The base compensation levels were established to
compensate the executive officers for the functions they perform. The salary levels are reviewed annually and may be increased by the Compensation Committee in accordance with certain criteria determined to be relevant by the Committee, which include (i) individual performance, (ii) the functions performed by the executive officer, (iii) competitive base pay levels for similar functions, and
(iv) the Company's overall performance during the year. The weight given such factors by the Committee may vary from individual to individual. With respect to base salaries, the Committee generally intends to target base salary levels at the median for medical device and biotechnology organizations comparable in size and structure. Actual base salaries for 1996 were determined based on contributions during fiscal 1995 with increases averaging 2.7%.

     Annual Incentive Compensation Program.    Awards may be earned under the
Company's Annual Executive Incentive Plan (the "Annual Incentive Plan"). The objective of the Annual Incentive Plan is to deliver competitive levels of compensation for the attainment of financial objectives that the Committee believes are primary determinants of stock price over time. Targeted awards for the executive officers of the Company, including the Chief Executive Officer, under the Annual Incentive Plan range from 35% to 45% of base salary. Minimum objectives of sales and pretax earnings must be achieved before any awards are earned. Awards in any single year cannot exceed 150% of the target award opportunity. No bonus awards were made for fiscal 1996.

     Long-Term Incentive Program.   The long-term incentive program for senior
management consists of two stock-based compensation plans, the 1988 Long-Term Incentive Plan and the 1992 Incentive Stock Plan (collectively, the "Plans"). The Committee believes that by providing those persons who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Company stock, the interests of the stockholders and executives will be closely aligned. The Committee, which administers the Plans, may make grants under the Plans based on a number of factors including,
(i) the executive officer's position in the Company, (ii) the executive officer's performance and responsibilities, (iii) the extent to which the executive officer already holds an equity stake in the Company, (iv) equity participation levels of comparable executives at other companies in the compensation peer group, and (v) individual contribution to the success of the Company's financial performance. Generally, stock options are granted each year at 100% of current fair market value of the Company's stock. Stock options have a ten-year term and typically become exercisable over a three- to four-year period, as determined by the Committee. The fiscal 1996 grants of options for senior management were structured differently and vest based on stock price growth. 25% growth vests 25%, 50% growth vests 50%, 75% growth vests 75% and 100% stock price growth vests 100%. For those persons who received such grants it was determined that there would be no additional grants for three years. In the event of a change of control, all options become fully vested.

     Chief Executive Officer Compensation. The Compensation of Richard D. Hamill during fiscal 1996 was determined on the same basis as discussed above for the executive officers. In 1996 Dr. Hamill received compensation based on the annual base salary amount of $239,500 which reflected a 4.1% increase from his fiscal 1995 base salary. Dr. Hamill received a salary increase in 1996 on the basis of the Committee's evaluation of his salary as compared to competitive salary data, his performance and the Company's performance. Dr. Hamill did not receive any annual bonus. Based on the Compensation Committee's criteria described above, in fiscal 1996 Dr. Hamill was awarded options to purchase 174,000 shares of Common Stock. Dr. Hamill's base salary and award levels under the stock incentive Plans and the new short-term incentive plan will be reviewed annually. Because of the larger 1996 option grant it was determined that there would be no additional option grants for three years. In 1996, the Company contributed $5,683 to Dr. Hamill's 401(k) account under the terms and conditions of that plan. Dr. Hamill does not participate in or otherwise influence deliberations of the Committees relating to his compensation.





                             COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS




    Samuel D. Anderson          David A. Thompson            James R. Phelps
                                    (Chairman)

STOCK PRICE PERFORMANCE GRAPH

     Set forth below is a graph comparing cumulative total stockholder return on the Company's Common Stock, the S&P 500 Index and the S&P Medical Products and Supplies Index for the period commencing December 31, 1991 and ended December 31, 1996. The graph assumes that the value of the investment in the Company's Common Stock and each index as $100 at December 31, 1991 and that all dividends were reinvested.

     The stockholder return shown on the following graph is not necessarily indicative of future performance.

                            Cumulative Total Return


                                                 12/91     12/92      12/93      12/94     12/95     12/96
Hycor Biomedical Inc.                 HYBD        100         92        72         64         70       48
S&P 500                               I500        100        108       118        120        165      203
S&P Medical Prod.& Supply             IMDP        100         86        65         77        131      150


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-------------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1996, its officers, directors and greater than 10% beneficial owners complied with all
Section 16(a) filing requirements.

                              INDEPENDENT AUDITORS

     Deloitte & Touche LLP served as the Company's independent auditors for the fiscal year ended December 31, 1996. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions. Auditors for the current fiscal year will be selected by the Board of Directors in June 1997.

                                 ANNUAL REPORT

     The Annual Report of the Company including financial statements for the year ended December 31, 1996 is enclosed with this Proxy Statement.

                             STOCKHOLDER PROPOSALS

     Stockholders who intend to submit proposals to the Company's stockholders at the 1997 Annual Meeting must submit such proposals to the Company no later than December 26, 1997 in order for them to be included in the proxy statement and form of proxy to be distributed by the Board of Directors in connection with that meeting. Stockholder proposals should be submitted to Hycor Biomedical Inc., 18800 Von Karman Avenue, Irvine, California 92612-1517, Attention:
Corporate Secretary.

                            EXPENSES OF SOLICITATION

     The expense of preparing, assembling, printing and mailing this Proxy Statement and the materials used in the solicitation of proxies for the Annual Meeting will be borne by the Company. Solicitation of proxies may be made by means of personal calls upon, or telephonic or telegraphic communications with, stockholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Proxy Statement to stockholders whose Common Stock is held of record by such entities.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment thereof, it is intended that the persons named in the enclosed form of proxy will vote on such matter in accordance with their best judgment.



                                    Reginald P. Jones
April 20, 1997                      Secretary

                             HYCOR BIOMEDICAL INC.
                                     PROXY

          This Proxy is Solicited on Behalf of the Board of Directors
              for the May 29, 1997 Annual Meeting of Stockholders
                   and May be Revoked Prior to its Exercise.


        The undersigned hereby appoints RICHARD HAMILL and REGINALD JONES, and each of them, as proxy or proxies, with full power of substitution and resubstitution, for and in the name or names of the undersigned, to vote all shares of Common Stock of Hycor Biomedical Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on Thursday, May 29, 1997, at 9:00 a.m., local time, at the Company's principal executive offices, located at 18800 Von Karman Avenue, Irvine, California 92612-1517, and at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the meeting or any adjournment thereof. SAID PROXIES ARE DIRECTED TO VOTE ON THE MATTERS DESCRIBED IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS FOLLOWS, AND OTHERWISE ARE DIRECTED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT THEREOF.

1.  Election of Directors.

[ ] FOR all nominees listed below              [ ] WITHHOLD AUTHORITY to vote
    (except as marked to the contrary below)       for all nominees listed below

              (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY
                INDIVIDUAL NOMINEE(S), STRIKE A LINE THROUGH THE
                       NOMINEE'S NAME IN THE LIST BELOW.)

Richard D. Hamill, Samuel D. Anderson, David S. Gordon, Reginald P. Jones, James R. Phelps, Richard E. Schmidt, David A. Thompson.

2. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

                     (Continued and to be signed and dated on the reverse side)

        THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE NAMED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDER(S) ON SUCH MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                       Date:  _____________________, 1997


              ____________________________________________________

              ____________________________________________________

Please date this proxy and sign exactly as your name or names appear hereon. When more than one owner is shown above, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If this proxy is submitted by a partnership, it should be executed in partnership name by an authorized person.